Exhibit 99.1

DRI Corporation Notes Conclusion of Actions on July Acquisition of Remaining 50 Percent Stake in Brazilian Joint Venture

  Company Holds 100 Percent of Mobitec Brazil Ltda From July 1, 2009
  Management Anticipates Potential Market Opportunities in Future World Sports Events

DALLAS--(BUSINESS WIRE)--December 1, 2009--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the global surface transportation and transit security markets, noted today that its Sweden-based Mobitec AB (Mobitec) subsidiary’s recent acquisition of the remaining 50 percent interest in the Mobitec Brazil Ltda (Mobitec Brazil) joint venture has officially been registered with the Brazilian government.

The Company’s 100 percent ownership of Mobitec Brazil was established July 1, 2009. Acquisition details are available via a Form 8-K filed July 27, 2009 with the U.S. Securities and Exchange Commission.

David L. Turney, the Company’s Chairman, President and Chief Executive Officer, said: “As previously reported, through our Mobitec AB subsidiary in Sweden, we have acquired the remaining 50 percent interest in our Mobitec Brazil Ltda subsidiary; the effective legal ownership and control date was July 1, 2009. The subsequent required official registry actions, a 90-day formal procedure prescribed by the Brazilian government, have been completed. We believe the Latin American transit market, which has seen considerable growth in recent years, remains ripe for continued expansion. Our acquisition not only further expands our global reach, but it may help open additional doors for our products in the Latin American transit market. In particular, we anticipate that opportunities may emerge from the significant investments that are expected to be made to Brazil’s transportation infrastructure due to the upcoming FIFA World Cup™ in 2014 and the Games of the XXXI Olympiad in 2016.”

POTENTIAL TRANSIT TIES TO WORLD SPORTS EVENTS

Mr. Turney said: “The Fédération Internationale de Football Association Executive Committee has announced that the FIFA World Cup™ will take place in Brazil in 2014 and the International Olympic Committee has announced the election of Rio de Janeiro as the Host City of the Games of the XXXI Olympiad in 2016. When these major world sports events take place in Brazil, there is no doubt that public transportation will play a vital role in the mobility and transport of sports enthusiasts, tourists, and area citizens to world-class Brazilian venues. According to a Business News Americas report on June 1, 2009, ‘State and city authorities must now draw up timelines and establish responsibilities for projects such as the expansion of highways, ports and airports, building hotels and stadiums, as well as safety measures.’ We believe that our Mobitec Brazil subsidiary is well positioned to help regional bus vehicle manufacturers and transit authorities prepare public transit fleets for these historic events.”

ABOUT THE MOBITEC GROUP

Mobitec, a global supplier of electronic information display systems, is highly respected for its products, technology, service, and quality. Mobitec is based in Herrljunga, Sweden. It presently operates business units in Australia, Brazil, Germany and Singapore, as well as a joint venture in India. For more information, visit www.mobitec.eu.

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the global surface transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell® video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the growth opportunities for the Company in the Latin American transit market; the size of the Latin American transit market for our products; future growth of the Latin American transit market for our products; the future profit stream of Mobitec Brazil Ltda; statements made by Business News Americas, the Fédération Internationale de Football Association Executive Committee and/or the International Olympic Committee; as well as any statement, express or implied, concerning future events or expectations or which use words such as “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “forecast,” “opinion,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties associated with the timing of the deliveries of orders; the risk that future anticipated growth in the Latin American transit market may prove inaccurate; the risk that our estimate of the size of the Latin American transit market for our products may prove inaccurate; the risk that our estimate for the growth of the Latin American transit market for our products may prove inaccurate; the risk that Mobitec Brazil Ltda may not be profitable in future periods; the risk that statements made by Business News Americas, the Fédération Internationale de Football Association Executive Committee and/or the International Olympic Committee may not be true; as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 31, 2009, and as updated in our Quarterly Report on Form 10-Q filed Nov. 16, 2009, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

CONTACT:
DRI Corporation Contact:
Veronica B. Marks
Manager, Corporate Communications
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com